FOR IMMEDIATE RELEASE	Contact:	Sharon Schultz
	Tel:	(301) 351-0109
	email:	schultzpr@mchsi.com

ISORAY AND HOLOGIC SIGN EXCLUSIVE WORLDWIDE LICENSE FOR

CRUCIAL BRAIN CANCER TREATMENT DEVICE
FDA-Cleared GliaSite® Balloon Catheter Is World's Only Device
to Deliver Liquid Radiation Source Therapy

Richland, WA (June 23, 2010) - - IsoRay, Inc. (Amex: ISR) announced today that it has completed a license agreement with Hologic, Inc. (NASDAQ:HOLX) for exclusive worldwide distribution rights to the GliaSite® radiation therapy system, the world's only FDA-cleared balloon catheter device used in the treatment of brain cancer. The system’s balloon catheter is a landmark technology that allows physicians to treat more patients than ever before with brachytherapy or internal radiation and provides important benefits over other radiation treatment options.

Brain cancer presents unique treatment challenges. Brain tumors are very often difficult to remove completely because of the need to avoid damaging the brain.  Further, tumors tend to spread to healthy parts of the brain. Typically, surgeons remove as much as they can of the tumor and then treat the areas surrounding where the tumor was removed with radiation therapy. They sometimes use chemotherapy as well.  However, most cancerous brain tumors reoccur shortly following removal, and the cancer tends to return near the site of the original tumor. Brain cancer is one of the fastest growing cancers and recurrence often proves fatal.

The GliaSite system offers a number of advantages in brain cancer treatment.  It places a specified high dose of a liquid radiation source in the areas most likely to contain cancer after brain tumor removal and is less likely to damage healthy brain tissue.  It helps eliminate the ability for the tumor to reoccur, which in turn impacts patient longevity.

In a related major development, IsoRay is moving forward with the regulatory approval process for its new liquid form of Cesium-131, an exciting advance in brachytherapy for the treatment of brain cancer, that would be delivered using the GliaSite radiation therapy system.

IsoRay CEO Dwight Babcock said physicians have voiced strong support for the GliaSite system and liquid Cesium-131 combination because they recognize the benefits afforded their patients. "In America alone, more than 200,000 men, women, and children are diagnosed with brain cancers every year. The GliaSite therapy system and its use to deliver a liquid radiation source is a versatile, effective treatment for numerous brain cancers," he said.

Cesium-131 brachytherapy is a patented internal radiation therapy that has several advantages over older radioactive isotopes including faster delivery of a radiation dose that allows less time and opportunity for the cancer cells to repopulate and has a soft energy that minimizes radiation exposure for the operating room and support staff as well as the patient's family members.

Babcock said this is another step forward in IsoRay's efforts to advance cancer treatment.  "Progress spells hope for patients and the physicians who help them. The GliaSite system represents further achievement as we work toward our goal of expanding brachytherapy solutions throughout the entire body and improving outcomes for cancer patients," said Babcock.

Previously, approximately 500 GliaSite cases were performed annually at some 40 hospitals worldwide.   GliaSite therapy has established reimbursement for both in-patient and out-patient settings.

About IsoRay
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body.  Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

GliaSite is a trademark or registered trademark of Hologic and/or Hologic subsidiaries in the Unites States and/or other countries.

Safe Harbor Statement
Statements in this news release about IsoRay's future expectations, including: the advantages of our Proxcelan Cesium-131 seed, the advantages of the Gliasite delivery system, whether a liquid form of Cesium-131 will be developed that receives regulatory approval and can be used successfully with the Gliasite delivery system, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, whether the use of Cesium-131 to treat brain or other cancers will be successful in the initial and any future implants, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of early clinical studies, whether initial implants of Cesium-131 to treat brain or other cancers result in favorable patient outcomes, whether resources are available as needed to develop a liquid form of Cesium-131 and whether such liquid form receives and maintains all required regulatory approvals, whether any liquid form of Cesium-131 is able to be used successfully with the Gliasite delivery system, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer whether with the Gliasite delivery system or in another delivery system, successful completion of future research and development activities, and other risks detailed from time to time in IsoRay's reports filed with the SEC.